Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 9, 2023

Registration Statement No. 333-249515-09

**PRICING DETAILS** $1.523+BN GMCAR 2023-1 (GMF PRIME AUTO LOAN)

Active Joint Lead Bookrunners : SMBC (str.), BMO, Citi, DB, and Lloyds

Co-Managers : Barclays, Great Pacific Securities, Mizuho, TD

Anticipated Capital Structure:

CL	SIZE ($MM)	WAL	M/F	WNDW	E.FINL	L.FINL	BNCH	SPREAD	YLD%	CPN%	$PX
============================================================================================================
A-1	307.180	0.24	P-1/F1+	1-6	7/17/23	1/16/24	I-CRV	+30	4.890	4.890	100.00000
A-2a	404.000	1.11	Aaa/AAA	6-21	10/16/24	3/16/26	I-CRV	+62	5.254	5.19	99.99213
A-2b	160.000	1.11	Aaa/AAA	6-21	10/16/24	3/16/26	SOFR30A	+62			100.00000
A-3	514.010	2.55	Aaa/AAA	21-43	8/17/26	2/16/28	I-CRV	+65	4.712	4.66	99.98475
A-4	90.020	3.71	Aaa/AAA	43-45	10/16/26	7/17/28	I-CRV	+80	4.644	4.59	99.96707
B	25.070	3.74	Aa2/AA	45-45	10/16/26	9/18/28	I-CRV	+125	5.089	5.03	99.98006
C	23.490	3.74	A2/A	45-45	10/16/26	10/16/28	I-CRV	+155	5.389	5.32	99.96796
============================================================================================================

Transaction Details:

============================================================================================================

- Offered : $1.523+BN offered

- Ticker : GMCAR 2023-1

- Format : SEC Registered

- SSAP : GMCAR231SMBC

- Expected Ratings : Moody’s/Fitch

- Expected Pxg : PRICED

- Expected Settle : 1/18/2023

- Pricing Speed : 1.3% ABS to 10% call

- Risk Retention : US (Yes); EU (No)

- ERISA Eligible : Yes

- Min Denoms : $1k x $1k

- B&D : SMBC

============================================================================================================

Available Information:

- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

- Intex CDI (attached)

- Intexnet : smbcgmcar231 Passcode : YKBX

- Deal Roadshow : https://dealroadshow.com Passcode : GMCAR231

- Direct Link : https://dealroadshow.com/e/GMCAR231

CUSIP/ISIN

A-1: 38013JAA1 / US38013JAA16

A-2a: 38013JAB9 / US38013JAB98

A-2b: 38013JAC7 / US38013JAC71

A-3: 38013JAD5 / US38013JAD54

A-4: 38013JAE3 / US38013JAE38

B: 38013JAF0 / US38013JAF03

C: 38013JAG8 / US38013JAG85

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.